Exhibit 28(b)

                   PRO FORMA FINANCIAL INFORMATION

The Company acquired the Cambridge Brands Division of Warner-Lambert Company on October 15, 1993. The pro forma income statement data for the year ended December 31, 1992 and the nine months ended September 30, 1993 presented below have been prepared assuming the Company consummated the acquisition of Cambridge Brands at the beginning of the period presented and reflect estimated purchase accounting and other adjustments related to the acquisition. The pro forma balance sheet data as of September 30, 1993 assumes the Company consummated the acquisition of Cambridge Brands on September 30, 1993. The pro forma income statement and balance sheet data presented below is unaudited. The pro forma income statement data are not necessarily indicative of what the actual results of operations would have been had the transactions occurred at the beginning of the period presented, nor do they purport to indicate the results of future operations. All amounts are in thousands except per share data.



Income Statement Data:
                                    For the year ended December 31, 1992
                                               Cambridge Brands
                              Tootsie Roll    Division of Warner-     Pro Forma      Pro Forma
                             Industries, Inc.  Lambert Company       Adjustments       Total
Net Sales                        $245,424          $58,152                           $303,576
Cost of goods sold               (127,123)         (31,093)           ($  415)       (158,631)
 Gross margin                     118,301           27,059               (415)        144,945

Operating expenses:
 Marketing, selling and
  advertising                    (38,958)          (16,261)                           (55,219)
 Distribution and warehousing    (16,959)           (3,054)                           (20,013)
 General and administrative      (14,451)           (3,388)               (43)        (17,882)

Operating margin                  47,933             4,356               (458)         51,831
Other income, net                  3,989                               (2,699)          1,290

Income before taxes               51,922             4,356             (3,157)         53,121
Provision for income taxes       (19,890)           (2,217)             1,749         (20,358)
Net earnings                    $ 32,032           $ 2,139            ($1,408)       $ 32,763

Net earnings per common share                                                           $3.11
Average common shares outstanding                                                      10,534



                                    For the nine months ended September 30, 1993


                                               Cambridge Brands
                               Tootsie Roll   Division of Warner-      Pro Forma     Pro Forma
                             Industries, Inc.   Lambert Company       Adjustments      Total
Net Sales                        $197,179          $ 46,991                          $244,170
Cost of goods sold                (99,348)          (22,959)           ($  510)      (122,817)

 Gross margin                      97,831            24,032            ($  510)       121,353

Operating expenses:
 Marketing, selling and
  advertising                     (31,582)          (14,016)                          (45,598)
 Distribution and warehousing     (13,323)           (2,478)                          (15,801)
 General and administrative        (9,970)           (3,030)                25        (12,975)

Operating margin                   42,956             4,508               (485)        46,979
Other income, net                   3,669                              ( 2,137)         1,532

Income before taxes                46,625             4,508             (2,622)        48,511
Provision for income taxes        (18,204)           (2,236)             1,500        (18,940)
Net earnings                     $ 28,421           $ 2,272            ($1,122)      $ 29,571
Net earnings per common share                                                           $2.81
Average common shares outstanding                                                      10,534


Balance Sheet Data:
                                                              September 30, 1993

                                     Tootsie Roll         Cambridge         Pro Forma
                                     Industries, Inc.      Brands         Adjustments       Total

Cash and cash equivalents               $  5,162          $    61         ($    61) (e)   $  5,162
Investments                               71,251                            (9,317) (f)     61,934
Accounts receivable, net                  44,561            7,083           (7,083) (e)     44,561
Inventories:
 Finished goods and work in progress      18,232            1,488             (232) (g)     19,488
 Raw materials and supplies               10,577              586                           11,163
Prepaid expenses                          10,086              863             (863) (e)     10,086
                                         159,869           10,081          (17,556)        152,394

Land                                       2,230            2,475               25  (h)      4,730
Buildings                                 13,139            5,468             (468) (h)     18,139
Machinery and equipment                   91,199           14,141            2,859  (h)    108,199
Leasehold improvements                     4,841                                             4,841
                                         111,409           22,084            2,416         135,909
Accumulated depreciation                 (48,597)          (6,778)           6,778  (h)    (48,597)
                                          62,812           15,306            9,194          87,312

Excess of cost over acquired
 net tangible assets, net                 44,247           48,152           10,822  (i)    103,221
Other assets                               8,785                                             8,785
                                        $275,713          $73,539          $ 2,460        $351,712

Bank loans                              $    304                           $72,000  (j)   $ 72,304
Accounts payable                           6,066          $   587             (587) (e)      6,066
Dividends payable                          1,025                                             1,025
Accrued liabilities                       15,783            1,882              955  (k)     18,620
Income taxes payable                       8,153                                             8,153
                                          31,331            2,469           72,368         106,168
Notes payable                             20,000                                            20,000
Industrial Development Bonds               7,500                                             7,500
Postretirement benefits                    4,363                                             4,363
Deferred compensation                      2,066                                             2,066
Deferred taxes                             3,816                             1,162  (l)      4,978
                                          69,076            2,469            73,530        145,075

Common stock                               4,904                                             4,904
Class B common stock                       2,411                                             2,411
Capital in excess of par                 111,108                                           111,108
Retained earnings                         90,627                                            90,627
Divisional equity                                          71,070           (71,070) (m)         0
Foreign currency adjustment               (2,413)                                           (2,413)
                                         206,637           71,070           (71,070)       206,637
                                        $275,713          $73,539           $ 2,460       $351,712

                    Exhibit Index at page
                 TOOTSIE ROLL INDUSTRIES, INC.

            NOTES TO PRO FORMA FINANCIAL INFORMATION


(a) Pro forma adjustment to the cost of goods sold arises from the determination of depreciation expense (as if the acquisition had been consummated as of the beginning of the period for which the pro forma financial statement is presented) using the Company's methods, useful lives and basis in the acquired building and machinery and equipment as opposed to those of the seller.

(b) Pro forma adjustment to general and administrative expense arises from the amortization of the excess of purchase price over the net tangible assets acquired (as if the acquisition had been consummated as of the beginning of the period for which the pro forma financial statement is presented) using the Company's method, amortization period and basis in the acquired net assets as opposed to the method, amortization period and basis of the seller.

(c) Pro forma adjustment to other income, net arises from the estimation of interest expense on the acquisition debt and a reduction of interest income for that portion of the purchase price which was paid with funds of the Company (as if the acquisition had been consummated as of the beginning of the period for which the pro forma financial statement is presented) using and estimated composite borrowing/investment return rate.

(d) Pro forma adjustment to provision for income taxes arises from the determination of tax expense for the consolidated entity taken as a whole (as if the acquisition had been consummated as of the beginning of the period for which the pro forma financial statement is presented).

(e) Pro forma adjustments to cash and cash equivalents, accounts receivable, net, prepaid expenses and accounts payable arise due to the fact that the Company did not purchase these assets and liabilities from the seller and accordingly they are excluded form the pro forma financial statement.

(f) Pro forma adjustment to investments arises from the payment of a portion of the purchase price with funds of the Company.

(g) Pro forma adjustment to finished goods and work in progress arises from the Company's estimate of net realizable value of the purchased inventory net of estimated costs of disposal and a reasonable profit allowance for the selling effort.

(h) Pro forma adjustments to land, buildings, machinery and equipment and accumulated depreciation arise from the Company's estimate of replacement cost for assets with similar capacity.

(i) Pro forma adjustment to excess of cost over acquired net tangible assets arises from the Company's recording of the intangible assets to be recognized based upon the purchase price and the Company's basis in the net assets acquired.

(j) Pro forma adjustment to bank loans arises from the Company's issuance of short term notes payable for a portion of the purchase price.

(k) Pro forma adjustment to accrued liabilities arises from the Company's recording of liabilities assumed in the purchase as well as other accrued expenses related to the acquisition.

(l) Pro forma adjustment to deferred taxes arises from the income tax effect of the differences between the Company's financial accounting and income tax bases in the net assets acquired.

(m) Pro forma adjustment to divisional equity represents the elimination of the predecessor's net investment in the acquisition.